Exhibit 10.1
PURCHASE AND SALE AGREEMENT

dated as of January 17, 2007 between

BCM, LLC

and

HPS Seaport, LLC

as Sellers,

and

HERSHA HOSPITALITY LIMITED PARTNERSHIP as Purchaser

IN CONNECTION WITH THE SALE AND PURCHASE OF

Hampton Inn Seaport
320 Pearl Street, New York, New York 10038

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of the 17th day of January, 2007, (the “Agreement”) between BCM, LLC, a New York limited liability company (“Seller”), HPS Seaport, LLC, a New York limited liability company (“Seller”), and HERSHA HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership, and its assignee or designee (collectively “Purchaser”), provides:

ARTICLE 1
DEFINITIONS; RULES OF CONSTRUCTION

1.1	Definitions. The following terms shall have the indicated meanings:

“Act of Bankruptcy” shall mean if a party hereto shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party , (2) the appointment of a receiver, custodian, trustee or liquidator for such party or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 consecutive days.

“Agreement Date” shall mean the date first written above in the preamble of this Agreement conditioned upon the receipt of the Net Income data required pursuant to Section 2.2(h) hereinunder.

“Apportionment Date” shall mean the day immediately preceding the Closing Date.

“Assignment and Assumption Agreement” shall mean that certain Assignment and Assumption Agreement, dated as of the Closing Date by and between Seller and Purchaser, whereby Seller assigns and Purchaser assumes all of Seller’s right, title and interest in, to and under all licenses, contracts, leases, permits and agreements affecting the Property that Purchaser has expressly agreed to assume in writing on or before the Closing Date.

“Authorizations” shall mean all licenses (including, without limitation, the beer and wine license for the Hotel, if any), permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof.

“Brand” shall mean Hampton Inn.

“Closing” shall mean the closing of the sale and acquisition of the Property pursuant to this Agreement.

“Closing Date” shall mean the date on which the Closing occurs.

“Consideration” shall mean Twenty Seven Million, Six Hundred Twenty Five Thousand Dollars ($27,625,000).

“Contract Period” shall mean the period commencing on the Agreement Date and ending on the Closing Date.

“Employees” shall mean the personnel employed to operate the Hotel.

“Employment Agreements” shall mean any and all employment agreements, written or oral, between the Seller or its managing agent and any Employee.

“Escrow Agent” shall mean Summit Associates, 100 Lafayette Street, Third Floor, New York, New York 10013.

“Excluded Assets” shall mean:

(a) all cash, bank accounts and money invested with financial institutions and other liquid assets of the Seller;

(b) any interest in and to any refund of Taxes of the Seller for any period and any interest in and to any refund of Taxes relating to the Hotel or its operations, prior to the Closing;

(c) all credits, claims for refund, prepaid expenses, deferred charges, escrow accounts, advance payments, security or other deposits, including recoverable deposits, and prepaid items (and, in each case, security interests relating thereto) arising from or in connection with, or related to, the Hotel, its contracts or assets;

(d) all claims or rights against any Person of the Seller arising prior to Closing date;

(e) all insurance policies owned by the Seller and all rights, claims, proceeds and causes of action of the Seller under insurance policies and all rights in the nature of insurance, indemnification or contribution relating to the Seller or its property, except as otherwise provided in this Agreement;

(f) all of Seller’s rights under this Agreement and any other agreement to sell assets of the Seller now existing or in the future and all cash and non-cash consideration payable or deliverable to Seller pursuant to the terms and provisions hereof and thereof;

(g) Seller’s interest in any Lease or Operating Agreement that is not assumable by Purchaser or that Purchaser elects not to assume;

(h) all items listed on Exhibit G;

(i) Seller’s interest in any Employment Agreements;

(j) any balances in Lender retained escrows for taxes, insurance, FF&E Reserve and other funds held by Lender; and

(k) all books and records of the Seller that do not relate primarily to the Hotel, financial statements, and accounting ledgers, records, and work-papers.

“Existing Financing” shall mean, collectively, that certain financing by and among Seller and lender(s) with existing mortgage(s) on the Property. Such Existing Financing shall be assumed in full by Purchaser at Closing.

“Existing Franchise License” shall mean the existing Franchise License, which is required under this Agreement to be maintained by Seller through the Closing Date.

“FF&E” shall mean all tangible property and fixtures (which are not part of the Real Property) of any kind owned by Seller and attached to or located upon and used in connection with the ownership, maintenance, use or operation of the Hotel as of the date hereof (or acquired by Seller and so employed prior to Closing), including, but not limited to, all furniture, fixtures, equipment, signs; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all copy machines, computers, software, facsimile machines and other office equipment; all elevators, escalators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and boiler pressure systems and equipment; all shelving and partitions; all ventilating equipment, and all incinerating and disposal equipment; all tennis, pool and health club and fitness equipment and furnishings; all vans, automobiles and other motor vehicles; all carpets, drapes, beds, furniture, furnishings, televisions, telephones and similar property; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils; all audiovisual equipment, banquet equipment and laundry equipment; exclusive of (a) any personal property leased under the Operating Agreements, (b) items belonging to Hotel guests and tenants under the rooms agreements, and (c) the items, if any, listed on Exhibit G, which Exhibit shall be provided to Purchaser by Seller within fifteen (15) business days of the Agreement Date and attached hereto.

FIRPTA Certificate” shall mean the affidavit of the Seller under Section 1445 of the Internal Revenue Code certifying that Seller is not a foreign corporation, foreign Seller, foreign limited liability company, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), in form and substance satisfactory to the Purchaser.

“Franchise License” shall mean the license granted by the Franchisor enabling the Hotel to operate under the Brand.

“Franchisor” shall mean Promus Hotels, Inc.

“Governmental Body” means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

“Hotel” shall mean the 65-room hotel and related amenities located on the Land and operating under the Brand.

“House Banks” shall mean petty cash funds and cashiers’ banks.

“Improvements” shall mean the Hotel and all other buildings, improvements, fixtures and other items of real estate located on the Land.

“Insurance Policies” shall mean those certain policies of insurance described on Exhibit C attached hereto.

“Intangible Personal Property” shall mean all intangible personal property owned or possessed by the Seller and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property (other than the Excluded Assets and the License), including, without limitation, the Authorizations (to the extent transferable), Seller’s interest in any Leases that Purchaser has agreed to assume, Seller’s interest in any Operating Agreements that Purchaser has agreed to assume, Seller’s interest in any construction, equipment, service or other types of guarantees and warranties, general intangibles, business records, plans and specifications, surveys pertaining to the real property, all other licenses which are transferable, permits and approvals with respect to the construction, ownership, operation, leasing, occupancy or maintenance of the Property, any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, excluding (a) the Excluded Assets which shall be maintained and/or distributed to Seller prior to the Closing Date and (b) any of the aforesaid rights the Purchaser elects not to acquire.

“Inventory” or “Inventories” shall mean all inventories of supplies of any kind owned by the Seller and used in the operation of the Hotel (irrespective of whether such are located on the premises or stored off premises), including without limitation, all mattresses, pillows, bed linens, towels, paper goods, soaps, cleaning supplies, foodstuff, beverage inventories, utensils, and other such supplies.

“Knowledge” shall mean the actual knowledge of Bharat C. Mehta and Hasu P. Shah.

“Land” shall mean that certain portion of the Site that contains those Improvements necessary for the existing operation of the Hotel.

“Leases” shall mean those leases of real property listed on Exhibit D attached hereto.

“Net Income” shall mean hotel operating revenues, less hotel operating expenses (excluding reserve contributions), less interest payments, less income taxes, less depreciation, less amortization.

“New Franchise License” shall mean the Franchise License that Purchaser or its affiliate shall enter into with Franchisor as a condition to Closing.

“Operating Agreements” shall mean the service contracts, supply contracts, Space Leases, leases (other than the Leases) and other agreements, if any, in effect with respect to the construction, ownership, operation, occupancy or maintenance of the Property. All of the Operating Agreements in force and effect as of the date hereof are listed on Exhibit E attached hereto.

“Permitted Title Exceptions” shall mean those exceptions to title to the Real Property waived by the Purchaser under Section 2.2(c)(x) and as set forth on Exhibit J and are deemed satisfactory to the Purchaser.

“Pre-Closing Period” shall mean the period commencing on the Agreement Date through the earlier of (i) the Closing Date or (ii) the date of termination of this Agreement in accordance with the terms of this Agreement.

“Property” shall mean collectively the Land, Improvements, the Inventory, Systems, the Tangible Personal Property and the Intangible Personal Property.

“Purchaser” shall mean Hersha Hospitality Limited Partnership and its assignee or designee.

“Real Property” shall mean the Land and the Improvements.

“Seller” shall mean both BCM, LLC and HPS Seaport, LLC individually as well as collectively, unless otherwise stated.

“Site” shall mean that certain parcel of real estate lying and being in the County of New York and located at 320 Pearl Street, New York, NY 10038 as more particularly described on Exhibit A attached hereto, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Seller therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

“Space Lease” shall mean a lease with a term in excess of 30 days between Seller and a third party for any portion of the premises that is used by the lessee for purposes other than those necessary for the operations of a hotel. Examples of such uses include a gift shop or rental car agency. A guestroom or meeting space rented to a third party shall only be considered subject to a Space Lease if the guestroom or meeting space in question is being used for a purpose other than its intended use as a guestroom or meeting space (for example, if the space is being used as office space).

“Systems” shall mean, without limitation, the equipment, supplies, licenses and software required to operate the Franchise Licensor’s reservation system, the property management system, point-of-sales system, telephone system, wireless or cabled internet service system, back office system, fire-life safety system, surveillance system, time clock system and other systems used in the marketing or operations of the hotel, all of which include requisite cabling, user manuals, warranty certificates, software and any written and any electronic books and records produced by the Systems. Systems shall not include Seller’s interest in any Operating Agreements applicable to a particular system that is not assumable or that the Seller has not agreed to assume.

“Tangible Personal Property” shall mean the all tangible items of personal Property, other than the Excluded Assets, used in or requisite to the operations of the Hotel, including, but not limited to all FF&E situated on, attached to, or used in the operation of the Hotel.

“Target Closing Date” shall mean the date set forth in Section 6.1.

“Termination Fee” shall have the meaning set forth in Section 6.1(c) of this Agreement.

“Title Commitment” shall mean the commitment by the Title Company to issue the Title Policy.

“Title Company” shall mean Summit Associates, 100 Lafayette Street, Third Floor, New York, New York 10013, as agent for First American.

“Title Policy” shall mean a policy of title insurance with appropriate endorsements issued to the Purchaser by the Title Company, dated as of the Closing Date, pursuant to which the Title Company insures the Purchaser’s ownership of fee simple title to the Real Property (including the marketability thereof) subject only to Permitted Title Exceptions. The Title Policy shall insure the Purchaser in the amount of the Consideration and shall be reasonably acceptable in form and substance to the Purchaser.

“Utilities” shall mean public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property as a hotel.

1.2	Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(a)	Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b)	All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c)	Headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)
Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

(e)	Any reference to a “business day” shall mean Monday through Friday, United States federal and bank holidays excepted.

(f)	Wherever the word “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”.

(g)	All times designated in this Agreement shall refer to Eastern Daylight Time or Eastern Standard Time, as applicable.

ARTICLE 2
PURCHASE AND SALE;
PAYMENT OF CONSIDERATION

2.1
Purchase and Sale. In consideration of the payment of the Consideration by Purchaser to Seller, other good and valuable consideration received by each of the parties hereto, and intending to be legally bound hereby, Seller agrees to sell, assign and transfer the Property to Purchaser and Purchaser agrees to purchase the Property, in accordance with the terms and conditions set forth herein.

(a)	The Consideration shall be paid as follows:

(i) Purchaser shall receive a credit against assumption of existing financing.

(b)
After taking into account any applicable adjustments pursuant to Section 6.1 below, the balance of the Consideration shall be paid by the Purchaser by wire transfer to the Escrow Agent at the Closing in cash or limited partnership units of Hersha Hospitality Limited Partnership. If consideration is paid in limited partnership units, the price of the limited partnership units will be determined by utilizing the five day volume weighted average closing price for Priority Class A Common Stock of Hersha Hospitality Trust. The Escrow Agent shall provide Purchaser at least two (2) days prior to the Closing with its wiring instructions for the payment of the Consideration.

ARTICLE 3
SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce the Purchaser to enter into this Agreement and to purchase the Property, each Seller hereby makes the following representations, warranties and covenants, upon each of which Seller acknowledges and agrees that Purchaser is entitled to rely and has relied upon:

3.1	Identity and Power.

(a)
Each Seller is and has all requisite powers and all governmental licenses, authorizations, consents and approvals necessary to carry on its business as now conducted, to execute and deliver this Agreement and any document or instrument required to be executed and delivered on behalf of the Seller hereunder, to perform its obligations under this Agreement and any such other documents or instruments and to consummate the transactions contemplated hereby; and

(b)
Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite power and authority under the laws of such State and under its charter documents to conduct its business and enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

3.2	Authorization, No Violations and Notices.

(a)
The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the Seller as necessary. No other Seller proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed by Seller and is a valid and binding obligation enforceable against Seller in accordance with its terms.

(b)
Neither the execution, delivery, or performance by Seller of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will,

(i)
violate, conflict with, result in a breach of any provision of, constitute a default (or an event, which, with the passage of time, the giving of notice, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon any of the Property or assets of the Seller, under any of the terms, conditions, or provisions of, the Certificate of Limited Partnership or Articles of Organization or Articles of Incorporation, as applicable, of such Seller, the Limited Partnership Agreement or Operating Agreement, or Bylaws, as applicable, license, lease, agreement, or other instrument, or obligation to which the Seller is a party, or by which the Seller may be bound, or to which the Seller or the Property or assets may be subject with the exception of the Existing Franchise License and the Existing Financing; or

(ii)
violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to the Seller or its Property or assets that would not be violated by the execution, delivery or performance of this Agreement or the transactions contemplated hereby by the Seller or compliance by the Seller with any of the provisions hereof.

(c)	The Seller has conducted no business other than the ownership of the Property.

3.3
Litigation With Respect to Seller. Except as set forth on Exhibit F there is no action, suit, claim or proceeding pending, or to Seller’s Knowledge, threatened against or affecting the Seller, any of the Seller’s assets, or any part of or interest in the Property in any court, before any arbitrator or before or by any governmental agency which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other material agreement or instrument to which the Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of the Seller or the Property, (c) could materially and adversely affect the ability of the Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto, or (d) could create a lien on the Property.

3.4
Property. The Property will be on the Closing Date, free and clear of all liens and encumbrances, except for the Permitted Title Exceptions, and the Seller has good, marketable title thereto and the right to convey same. The Seller is the fee simple owner of the Real Property and the sole owner of the Property.

3.5	Bankruptcy with Respect to Seller. No Act of Bankruptcy has occurred with respect to the Seller.

3.6
Brokerage Commission. The Seller is wholly liable for any claims brought by any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transaction described herein.

3.7
Contracts and Agreements. There is no loan agreement, guarantee, note, bond, indenture and other debt instrument, lease and other contract to which the Seller is a party and which encumber the Property or by which its assets are bound other than the Permitted Title Exceptions, the Leases, the Operating Agreements, and the existing loan documents respecting the Existing Financing (the “Existing Financing Documents”) with Countrywide Financial (“Lender”), provided that the Existing Financing shall be assumed in full by Purchaser at Closing. All loan assumption fees are to be paid by Purchaser.

3.8
No Special Taxes. The Seller has no Knowledge of, nor has received any written notice of, any special taxes or assessments relating to the Seller or Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property.

3.9	Compliance with Existing Laws.

(a)
The Seller possesses all Authorizations, each of which is valid and in full force and effect, and, to Seller’s Knowledge, no provision, condition or limitation of any of the Authorizations has been breached or violated. Seller has not misrepresented or, to its Knowledge, failed to disclose any relevant fact in obtaining all Authorizations, and the Seller has no Knowledge of any change in the circumstances under which those Authorizations were obtained that result in their termination, suspension, modification or limitation.

(b)
The Seller has no Knowledge, nor has it received written notice within the past three (3) years, of any existing violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof.

3.10
Operating Agreements. No fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a material default under any of the Operating Agreements. Without the prior written consent of the Purchaser, the Seller shall not enter into any new management agreement, maintenance or repair contract, supply contract, lease in which it is lessee or other agreements with respect to the Property (in all such cases, requiring payments by the owner of the Property in excess of $1,000 per year) that will be binding on Purchaser or the Property following the Closing, nor shall the Seller enter into any agreements modifying the Operating Agreements that will be binding on Purchaser or the Property following the Closing.

3.11
Warranties and Guaranties. The Seller shall not release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Tangible Personal Property or any part thereof, except with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. A complete list of all such warranties and guaranties in effect as of the date of this Agreement is attached hereto as Exhibit B.

3.12
Insurance. All of the Seller’s Insurance Policies are valid and in full force and effect and the Seller shall pay all future premiums for such policies up to the Closing Date (and any replacements thereof) on or before the due date therefor. The Seller shall pay all premiums on, and shall not cancel or allow to expire, any of the Insurance Policies prior to the Closing Date unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.

3.13
Condemnation Proceedings; Roadways. The Seller has received no written notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof. The Seller has no Knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property.

3.14
Labor Disputes and Agreements. There are not currently any labor disputes pending or, to Seller’s knowledge, threatened as to the operation or maintenance of the Property or any part thereof. The Seller is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. To the Seller’s Knowledge, there is no labor organizing activity, pending or threatened, with respect to any workers of Seller. All of the employees of the Seller are at will employees.

3.15
Financial Information. Seller has provided to Purchaser financial information regarding the Property and the business operations of the Hotel, including profit and loss statements, occupancy reports and net income statements from the date the Hotel opened through the Closing Date. All of the foregoing information has been prepared in conformity with generally accepted accounting procedures and the Uniform System of Accounts for the Lodging Industry, and present fairly the results of operations by Seller of the Hotel. To the Seller’s Knowledge, except as otherwise disclosed in writing to the Purchaser, for each of the accounting years, when a given year is taken as a whole, all of the Seller’s and the Property’s financial information previously delivered or to be delivered to the Purchaser is and shall be correct and complete in all material respects.

3.16
Organizational Documents. The Seller’s organizational documents are in full force and effect and have not been modified or supplemented, and to Seller’s Knowledge no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

3.17
Operation of Property. The Seller covenants that between the date hereof and the Closing Date, Seller shall or shall cause the Hotel management company to (a) operate the Property only in the usual, regular and ordinary manner consistent with the Seller’s prior practice, (b) maintain the books of account and records in the usual, regular and ordinary manner, in accordance with Seller’s accounting system, (c) use all reasonable efforts to preserve intact the present business organization, (d) maintain the quality and condition of the Improvements and Tangible Personal Property in the same or better quality and condition as they are as of the date hereof, and (e) keep available the services of the present officers and employees and preserve their relationships with suppliers and others having business dealings with them. The Seller shall continue to make good faith efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as the Seller did prior to the execution of this Agreement. Except as otherwise permitted hereby, from the date hereof until Closing, the Seller shall not take any action or fail to take action the result of which would have a material adverse effect on the Property or the Purchaser’s ability to continue the operation thereof after the Closing Date in substantially the same manner as presently conducted.

3.18
Hazardous Substances. Except for matters in Purchaser’s environmental reports and statements, and except for cleaning, swimming pool and hot tub/whirlpool supplies and the like used in the ordinary course of the operations of the Hotel, Seller has no Knowledge (a) of the presence of any “Hazardous Substances” (as defined below) on the Property, or any portion thereof, or, (b) of any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto the Property, and or any portion thereof, or (c) of the presence of any PCB transformers serving, or stored on, the Property, or any portion thereof, or (d) of any failure to comply with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances (as use herein, “Hazardous Substances” shall mean any substance or material whose presence, nature, quantity or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials is either: (1) potentially injurious to the public health, safety or welfare, the environment or the Property, (2) regulated, monitored or defined as a hazardous or toxic substance or waste by any Governmental Body, or (3) a basis for liability of the owner of the Property to any Governmental Body or third party, and Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products, by-products or components thereof, and asbestos and mold).

3.19	Furnishings. All public spaces, lobbies, meeting rooms, and each room in the Hotel available for guest rental are furnished in accordance with Franchisor’s standards for the Hotel and room type.

3.20	License.

(a)
The Existing Franchise License is valid and in full force and effect, and to Seller’s Knowledge on the Closing Date, Seller will not be in default with respect thereto (with or without the giving of any required notice and/or lapse of time); however, the Existing Franchise License will not be transferable without Franchisor’s consent.

(b)
Subject to Purchaser obtaining a New Franchise License, neither the execution, delivery, or performance by the Seller of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Seller with any of the provisions hereof, will violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or result in a right of termination under any of the terms, conditions, or provisions of, the Existing Franchise License.

3.21
Access to Financial Information. Subject to the other provisions of this Agreement (including Sections 2.2(b) and 3.15), Seller shall provide access to Purchaser’s representatives to all financial and other information relating to the operations, maintenance and condition of the Property, and shall provide Purchaser with detailed financial reporting for the Hotel in Seller’s possession. The parties acknowledge that Seller has no responsibility or liability for any information regarding the performance of the Hotel prior to Seller’s ownership.

3.22
Leases. True, complete copies of the Leases, are attached as Exhibit D hereto. The Leases are, and will at Closing be, in full force and effect, and to Seller’s Knowledge Seller is not in default under the Leases and the Seller shall make good faith efforts not to be in default with respect thereto (with or without the giving of any notice and/or lapse of time). The Leases are, or will be at Closing, freely assignable by Seller and Seller will have obtained all consents of any third party necessary to assign the Leases to Purchaser.

3.23
Noncontravention. Except as provided in the Franchise License with Licensor, and the Existing Financing, and except for non-transferable Authorizations, the execution and delivery of, and the performance by the Seller of its respective obligations under this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller, or result in the creation of any lien or other encumbrance on any asset of the Seller or the Property.

3.24	Sufficiency of Certain Items. The Property includes:

(a)
a sufficient amount of furniture, furnishings, color television sets, carpets, drapes, rugs, floor coverings, mattresses, pillows, bedspreads and the like, of requisite quality and condition, to furnish each guest room in accordance with Franchisor’s standards; and

(b)
An amount of towels, washcloths and bed linens, so that there are at least two point five (2.5) par (as such term, “par” is commonly used in the hotel industry) sets of towels, washcloths and linens for each guest room, together with a sufficient supply of paper goods, soaps, cleaning supplies and other such supplies and materials, as Licensor requires or recommends as part of the opening inventory for an identically Branded hotel.

3.25
FF&E; Fixed Asset Supplies and Inventories. Attached hereto as Exhibit H is a listing of all FF&E, Fixed Asset Supplies and Inventories located at the Hotel as of the date hereof. On or before the Closing Date the FF&E, Fixed Asset Supplies and Inventories shall be brought to the levels required under Section 3.24 above.

ARTICLE 4
PURCHASER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce the Seller to enter into this Agreement, the Purchaser hereby makes the following representations, warranties and covenants, upon each of which the Purchaser acknowledges and agrees that the Seller is entitled to rely and has relied upon:

4.1	Identity and Power.

(a)
Purchaser is and has all requisite powers and all governmental licenses, authorizations, consents and approvals necessary to carry on its business as now conducted, to execute and deliver this Agreement and any document or instrument required to be executed and delivered on behalf of the Purchaser hereunder, to perform its obligations under this Agreement and any such other documents or instruments and to consummate the transactions contemplated hereby; and

(b)
Purchaser is a Virginia limited partnership duly organized, validly existing under the laws of the Commonwealth of Virginia, and has all requisite power and authority under the laws of such State and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Purchaser is in good standing as a limited partnership in the Commonwealth of Virginia.

4.2	Authorization, No Violations and Notices.

(a)
The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the Purchaser as necessary. No other proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed by Purchaser and is a valid and binding obligation enforceable against Purchaser in accordance with its terms. Purchaser is in possession of all third party consents required to execute this Agreement and to perform its obligations hereunder.

(b)
Neither the execution, delivery, or performance by Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will.

(i)
result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon the Purchaser or assets of the Purchaser, under any of the terms, conditions, or provisions of, the Certificate of Limited Partnership or the Agreement of Limited Partnership of Purchaser, license, lease, agreement, or other instrument, or obligation to which the Purchaser is a party, or by which the Purchaser may be bound, or to which the Purchaser may be subject; or

(ii)	violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to the Purchaser.

4.3
Noncontravention. The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser.

4.4
Litigation. There is no action, suit or proceeding, pending against the Purchaser, or Purchaser’s assets, in any court or before any arbitrator or before any governmental body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the ability of the Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto, or (c) could materially and adversely affect the financial position of the Purchaser.

4.5	Bankruptcy. No Act of Bankruptcy has occurred with respect to the Purchaser.

4.6
No Brokers. The Purchaser has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transaction described herein.

ARTICLE 5
CONDITIONS AND ADDITIONAL COVENANTS

The obligations of Seller and Purchaser hereunder are subject to the satisfaction of the following conditions precedent and the compliance by the Seller and Purchaser, as applicable, with the following covenants:

5.1
Seller’s Deliveries. The Seller shall have delivered to the Escrow Agent or the Purchaser, as the case may be, on or before the Closing Date, all of the documents and other information required of Seller pursuant to Section 6.2.

5.2
Representations, Warranties and Covenants; Obligations of Parties; Certificate. All of the Seller’s representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if then made, the Seller shall have performed all of its material covenants and other obligations under this Agreement, and the Seller shall have executed and delivered to the Purchaser at Closing a certificate to the foregoing effect. All of the Purchaser’s representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if then made, the Purchaser shall have performed all of its material covenants and other obligations under this Agreement, and the Purchaser shall have executed and delivered to the Seller at Closing a certificate to the foregoing effect.

5.3
Title Insurance. Purchaser shall have received a title policy from the Title Company insuring good and indefeasible fee simple title to the Real Property issued by the Title Company at or below its regularly scheduled rates subject only to Permitted Title Exceptions as determined in accordance with Section 2.2.

5.4
Condition of Improvements. The Improvements and the Tangible Personal Property shall be in the same condition at Closing as they are as of the date hereof, reasonable wear and tear excepted. Except for the Excluded Assets which shall be distributed to the Seller prior to the Closing Date, the Seller shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality and condition and acceptable to the Purchaser.

5.5	Utilities. All of the Utilities shall be installed in and operating at the Property, and service shall be available for the removal of garbage and other waste from the Property.

5.6
License. From the date hereof to and including the Closing Date, Seller shall comply with and perform all of the duties and obligations of licensee under the Franchise License and Seller shall not be in default under the Franchise License.

5.7
Franchise License Contingency. As a condition to Closing, Franchisor shall approve and grant a New Franchise License to Purchaser or its affiliate or subsidiary. Purchaser shall be responsible for obtaining, and shall use diligent efforts to obtain a New Franchise License respecting the Hotel, provided that Seller shall use its best efforts in assisting Purchaser in obtaining a New Franchise License, and shall fully cooperate with Purchaser’s application and pursuit of the same with Franchisor. In the event that Purchaser is unable to obtain a New Franchise License on or before the Target Closing Date (or for purpose of option (ii) below on or before the expiration of any of the applicable extension periods) then either (i) Purchaser may elect to extend the Closing Date for up to three thirty (30) day periods after the Target Closing Date, during which period Purchaser shall diligently strive to secure a New Franchise License or (ii) Purchaser, at Purchaser’s sole option, may elect to terminate this Agreement.

5.8	Existing Financing. Purchaser will assume the Existing Financing upon completion of the Closing Process. Purchaser will pay all loan assumption costs in assuming the Existing Financing.

5.9
Existing Management Agreement. Seller shall cause the existing management agreement for the Hotel to be terminated on the Closing Date, and Seller shall be responsible for all fees and costs associated with such termination.

5.10	Liquor License. Intentionally Deleted.

5.11	Property. The Property shall be free and clear of all liens and encumbrances, except for the Permitted Title Exceptions.

5.12
Hotel Employees. On the Closing Date, the Seller shall or shall cause the employer of the Hotel Employees, to terminate the employment of all Hotel Employees. Purchaser shall have no obligation to hire the Hotel Employees. The provisions of this Section 5.12 shall survive the Closing. Sellers shall have sole and exclusive responsibility for any compliance, including all applicable notices, with the requirements, if any, of the Worker Adjustment and Retraining Notification Act.

5.13
Right to Audit. For two years following the Closing Date, Purchaser shall have the right, at its expense, to audit the books, records, financials, and financial control procedures of the Seller with respect to the Hotel for any portion of the 24 months preceding the Closing Date. This right shall survive Closing.

ARTICLE 6
CLOSING

6.1	Closing

(a)
Closing shall be held at a location that is mutually acceptable to the parties or may be conducted via telephone, facsimile and overnighted escrow documents. The date that Closing is expected to occur is March 31, 2007 (“Target Closing Date.”)

(b)	In the event of a termination, the parties shall have no further obligations to one another under this Agreement except those which expressly survive termination.

6.2
Seller’s Deliveries. At Closing, the Seller shall deliver to Purchaser or the Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged on behalf of the Seller and shall be dated as of the Closing Date:

(a)	Bargain and Sale Deed with covenants against Grantor’s Acts conveying fee simple title of the Real Property to Purchaser (“Deed”).

(b)	The Assignment and Assumption Agreement.

(c)	The FIRPTA Certificate.

(d)
True, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by the Seller and relating to the Improvements and the Personal Property, or any part thereof.

(e)	The certificate required by Section 5.2.

(f)
Appropriate consent of the Seller, authorizing (A) the execution of any documents to be executed and delivered by the Seller prior to, at or otherwise in connection with Closing and in connection with the transactions contemplated by this Agreement, and (B) the performance by the Seller of its obligations hereunder and under such documents.

(g)	Valid, final and unconditional certificate(s) of occupancy for the Real Property and Improvements, issued by the appropriate Governmental Body.

(h)	All current real estate and personal property tax bills in the Seller’s possession or under its control.

(i)	A set of all guest registration cards, guest transcripts, guest histories, and all other available guest information.

(j)	A list of advance room reservations, functions and the like, in reasonable detail so as to enable the Purchaser to honor the Seller’s commitments in that regard.

(k)	All keys for the Property.

(l)	To the extent not previously delivered to Purchaser, all books, records, operating reports, appraisal reports, files and other materials relating to the Hotel in the Seller’s possession or control.

(m)
Such proof, reasonably acceptable to the Seller evidencing the payment by Purchaser and Seller of all transfer taxes, if any, incurred in connection with the transactions contemplated by this Agreement.

(n)
An updated schedule of employees of the Seller or its hotel manager, showing salaries and duties with a statement of the length of service of each such employee, brought current to a date not more than 48 hours prior to the Closing.

(o)	Bill of Sale conveying the Seller’s interest in the Intangible Personal Property and Tangible Personal Property.

(p)	Written evidence of Seller’s satisfaction of all Monetary Liens (except the Existing Financing).

(q)
A tax clearance certificate (or similar evidence) from the New York Department of Taxation and Finance concerning taxes for the Property, and an escrow of funds in the amount of all sales taxes owed by Seller, if any.

(r)	Real estate transfer tax forms required by law in connection with the sale of the Land.

(s)	Any other document or instrument reasonably requested by the Purchaser, the Title Company, or required herein.

6.3	Purchaser’s Deliveries. At Closing, the Purchaser shall pay or deliver to the Seller or the Escrow Agent the following:

(a)	The Consideration, paid in accordance with the provisions set forth in this Agreement;

(b)	The Assignment and Assumption Agreement;

(c)
Appropriate consent of the Purchaser, authorizing (A) the execution of any documents to be executed and delivered by the Purchaser prior to, at or otherwise in connection with Closing and in connection with the transactions contemplated by this Agreement, and (B) the performance by the Purchaser of its obligations hereunder and under such documents; and

(d)	Intentionally Deleted

(e)	Any other document or instrument reasonably requested by the Seller, the Title Company, or required hereby.

6.4
Closing Costs. Real estate transfer taxes due with respect to the transfer of the Property and any and all other taxes shall be paid by the Purchaser. All filing fees, recording or other similar taxes due with respect to the transfer of the Property shall be paid by Purchaser. All charges for title insurance premiums shall be paid by Purchaser. All fees and costs associated with the satisfaction and/or termination of the Existing Financing shall be paid by the Purchaser. All charges for title insurance premiums shall be paid by Purchaser and Purchaser shall also pay all other of its own closing costs, including without limitation, all costs of settlement, all costs and fees for title examination, and survey costs. All fees and costs associated with the assumption of the Existing Financing by the Purchaser shall be paid by Purchaser. All fees and costs associated with the transfer of the franchise license shall be paid by Purchaser. Each party shall pay their own attorney’s fees.

6.5	Apportionments and Other Economic Adjustments.

(a)
Items to be Apportioned. The following shall be prorated and apportioned between Seller and Purchaser as of 11:59 P.M. on the Apportionment Date, except as otherwise expressly provided to the contrary below:

(i)
Property Taxes. Real estate taxes, ad valorem taxes, if any, personal property taxes, if any, special assessments, sewer rents and taxes, and any other governmental tax or charge levied or assessed against the Property (collectively, the “Property Taxes”), shall be apportioned on the basis of the respective periods of ownership of the Property by Seller and Purchaser. If the Closing Date shall occur either before an assessment is made or a tax rate is fixed for the tax period in which the Closing occurs, the apportionment of such Property Taxes shall be calculated on the basis of the prior year’s Property Taxes, but, after the assessment and tax rate for the current year are fixed, the apportionment thereof shall be recalculated and Seller or Purchaser, as the case may be, shall promptly pay to the other the amount determined to be due based on such recalculation.

(ii)
Utilities. The Utilities shall be apportioned (i) by having the utility companies servicing the Property make final meter readings on the Apportionment Date, the payment of which shall be Seller’s responsibility, or (ii) if such readings cannot be obtained, on the basis of the most recent bills that are available, reasonably adjusted (if necessary) to reflect any changes in occupancy, temperature or other relevant variables between the respective periods covered by such bills and the most recent relevant at period, to the extent such changes would have a material impact on the amount of the estimated charges for the most recent period for the utility in question. If the apportionment is not based on an actual current reading, then, upon the taking of a subsequent actual reading, or upon receipt of a subsequent bill, such apportionment shall be recalculated and Seller or Purchaser, as the case may be, shall promptly pay to the other the amount determined to be due upon such recalculation. Purchaser shall be under no obligation to assume or reimburse Seller for any utility deposits made by Seller, provided that, in the event Purchaser either receives the monetary benefit of such deposit or a credit from the applicable utility company for such deposit or, at its sole discretion, assumes utility a deposit made by Seller, Purchaser shall credit Seller the amount of such monetary benefit, credit or assumed utility deposit, as applicable, at Closing. In the event Purchaser elects not to assume a utility deposit made by Seller and does not receive a credit or monetary benefit from the utility company for such utility deposit made by Seller, the collection of such deposit shall be Seller’s sole responsibility.

(iii)
Licenses. Prepaid fees or other charges for transferable licenses agreed to be assumed by Purchaser, if any, shall be apportioned on the basis of the respective periods of ownership of the Property by Seller and Purchaser, but all amounts refundable under unassigned or unassignable licenses shall remain the property of Seller. Purchaser shall reimburse the Seller for actual and substantiated out-of-pocket costs expended by the Seller from the Agreement Date through the Apportionment Date in order to obtaining signage from the New York State Department of Transportation. These costs are not expected to exceed $20,000 and shall result in the signage be delivered in May 2007. Should the out-of-pocket costs exceed $20,000 (or should the Seller become aware of a circumstance that would lead Seller to expect that the costs will exceed $20,000), Seller shall secure the consent of the Purchaser prior to expending or committing to expend over $20,000.

(iv)
Operating Agreements and Leases. Amounts paid or payable under the Operating Agreements and Leases agreed to be assumed by Purchaser hereto shall be apportioned on the basis of the period covered by such payments.

(v)
Revenues. All revenues (whether collected or not) from the rental of guestrooms and from food and beverage and other sales or services posted to a guest room account through 11:59 pm on the Apportionment Date shall belong 100% to Seller. After this time all revenues from the rental of guestrooms and from food and beverage and other sales or services posted to a guest room account shall belong to Purchaser. For purpose of these apportionments, the hotel personnel shall promptly post all charges as they are incurred. Guestroom rental charges of those guests who check-in on the Apportionment Date shall be deemed incurred at check-in. Revenues from any meeting room occupied, but vacated prior to midnight of the Apportionment Date shall belong to Seller. Revenues from any meeting room that was not occupied until after this time shall belong to Purchaser. Revenues for any meeting room that was occupied by the same customer on both the Apportionment Date and the Closing Date shall be allocated between the Seller and Purchaser based on the number of hours on each such date that the room was occupied and unavailable for rental to other customers.

(vi)
Space Leases. All rents and other charges paid or payable to Seller pursuant to Space Lease, if any, shall be apportioned as of the Apportionment Date. At the Closing, Seller shall furnish to Purchaser a schedule of all minimum rents and other monthly charges, and an estimate of any percentage rents and other variable charges under the Space Leases (including the current month), which rents and charges are then due and payable but remain unpaid (in the case of minimum rents and fixed charges) or which have accrued but have not been billed or paid (in the case of percentage rents and other variable charges) and Seller shall receive a credit for all such unpaid rents and charges accrued (or estimated to have accrued) through the Apportionment Date, provided that no credits shall be given to Seller for any unpaid minimum rents or fixed charges that are more than one (1) month overdue. If any payments of rent or other fixed charges are received by Seller after the Closing which are payable to Purchaser by reason of this allocation, such sum shall be promptly paid by Seller to Purchaser. Percentage rents and other variable charges under the Space Leases, which are not fixed in amount, shall be apportioned based on a reasonable estimate by Seller, but, when the actual amounts are determined, the apportionment thereof shall be recalculated and Seller or Purchaser, as the case may be, shall adjust to the extent necessary by making an appropriate payment to the other based on such recalculation.

(vii)
Sales Taxes. All sales, use and occupancy taxes, if any, due or to become due in connection with revenues from the Hotel apportioned or allocated to Seller in accordance with Section 6.5(v) shall be paid by Seller, and all sales, use and occupancy taxes due or to become due in connection with revenues apportioned or allocated to Purchaser in accordance with Section 6.5(v) shall be paid by Purchaser. Seller and Purchaser shall each indemnify the other from and against any liability for unpaid sales, use or occupancy tax resulting from the indemnifying party’s failure to make the payments required under this Section 6.5(viii).

(b)	Receivables. Seller, at its sole option, may require Purchase to purchase the entire book of accounts receivable under the following formula:

Account Aging at Closing	Purchase Price
0-45 days	90% of Account Balance
46-90 days	25% of Account Balance
91 days and beyond	0% of Account Balance

If Seller does not choose to sell the entire book of accounts receivables to Purchaser, Purchaser shall not be obligated to collect any accounts receivable for Seller, except that in the first two billing cycles following closing, Purchaser shall reasonably cooperate with Seller in its efforts to collect receivables from accounts which owe a receivable balance to the Seller and Purchaser, it being understood that in all instances, Purchaser shall prioritize its interest above those of the Seller. Notwithstanding anything to the contrary in this Agreement if Purchaser receives checks for payment of a receivable owned by Seller, Purchaser shall promptly forward same to Seller.

(c)
House Banks. Purchaser shall have the option, at its sole discretion, to purchase the House Banks, provided Purchaser, if it chooses to do so, shall only purchase cash on hand and shall in no event purchase any receipts.

(d)
Employee Wages and Other Compensation. On or before the Closing Date, Seller shall pay or cause to be paid (i) all unpaid wages or salaries (including any earned but unused vacation days accrued, irrespective of whether such vacation days are actually vested) of the Employees; (ii) any employment taxes or government levies on item (i) above; and (iii) any retirement plan payments, medical insurance payments or other similar deductions. Hereinafter, (i) through (iii) above shall be referred to as the “Seller’s Employee Payment.” Seller shall be responsible for Seller’s Employee Payment accruing (i) through the Closing Date for housekeeping and laundry service employees, (ii) through the posted check-out time for front desk employees, (iii) through 7:00 am on the Closing Date for the night auditor and security force, and (iv) through 11:59 pm on the Apportionment Date for all other Employees. From these timeframes forward, Purchaser shall be responsible for these expenses.

(e)
Reconciliation and Final Payment; Intent of Section. Seller and Purchaser shall cooperate after Closing to make a final determination of the prorations and adjustments required hereunder as soon as reasonably practicable, but in no event later than ninety (90) days after the Closing Date (except with respect to any item which is not determinable within such time frame, as to which the time period shall be extended until such item is determinable). Upon the final reconciliation of the prorations and adjustments under this Section 6.5, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation thereof. It is the intent of the parties that all items herein which are subject to apportionment shall, except as otherwise specifically provided in Section 6.5, result in Seller receiving all of the economic benefits and burdens of the Hotel with respect to the period prior to the Closing Date, and Purchaser receiving all of the economic benefits and burdens of the Hotel with respect to the period from and after the Closing Date.

(f)
Seller’s Acknowledgement. It is expressly acknowledged and agreed by Seller that Purchaser has no intention of assuming, and does not and will not, in any way, assume, undertake, agree to perform or accept responsibility for any debts, liabilities or obligations of Seller of any kind whatsoever, whether absolute, contingent or otherwise, known or unknown, pending or threatened, concerning the Property or otherwise, other than liabilities and obligations that Purchaser expressly assumes under the terms of this Agreement or under any of the documents executed by Purchaser at the Closing. Seller shall remain fully and solely responsible for the satisfaction of all of Seller’s own liabilities and obligations, absolute, contingent or otherwise, known or unknown, liquidated or unliquidated, pending or threatened, whether incurred before or after the Closing Date, except as aforesaid. Likewise, Seller shall not assume or be liable for any liabilities of Purchaser from and after the date of Closing, and Purchaser shall remain fully and solely responsible and liable for the same.

(g)
Accounts Payable. Seller shall retain and be responsible for the payment of all accounts payable and other debts and liabilities of Seller or otherwise relating to the Hotel, which have accrued prior to the Closing, whether or not invoiced (the “Accounts Payable”), except to the extent Purchaser has received a credit for any such item under Section 6.5 of this Agreement. The parties acknowledge and agree that except as may be expressly set forth in this Agreement, Purchaser is in no way assuming any responsibility for the payment of any Accounts Payable of Seller.

(h)
Seller’s Indemnity. Seller shall and hereby agrees to defend, indemnify and hold harmless Purchaser, its successors and assigns, from and against any and all loss, damage, cost, claim, liability or expense (including court costs and reasonable attorneys’ fees) suffered or incurred by Purchaser as a result of Seller’s failure to pay any Accounts Payable or any sales, use or occupancy taxes due in connection with the rental of rooms or the sale of goods prior to the Closing Date, the performance of services prior to 4:00 am on the Closing Date, except to the extent Purchaser has received a credit therefor against the Consideration pursuant to this Agreement or to the extent of any sales, use or occupancy tax due in connection with any Accounts Receivable purchased by Purchaser.

(i)
Purchaser’s Indemnity. Purchaser shall and hereby agrees to defend, indemnify and hold harmless Seller, its successors and assigns, from and against any and all loss, damage, cost, claim, liability or expense (including court costs and reasonable attorneys’ fees) suffered or incurred by Seller as a result of Purchaser’s failure to pay any Accounts Payable after Closing, or any sales taxes owed in connection with the transfer of the Tangible Personal Property, or any sales, use or occupancy taxes due in connection with the rental of rooms or the sale of goods arising out of any liability or obligation expressly assumed by Purchaser hereunder or in any agreement executed and/or delivered at the Closing, or resulting from Purchaser’s failure to pay any item for which it received a credit against the Consideration under this Agreement, or resulting from the operation of the Hotel subsequent to Closing.

(j)	Survival. The provisions of this Section 6.5 shall survive the Closing for a period of six (6) months.

6.6	Safes and Baggage.

(a)
Safes. On the Closing Date Seller shall cause the delivery to Purchaser of all of Seller’s keys to all safes and safe deposit boxes (collectively, the “safes”) at the Property. On or prior to the Closing Date, Seller shall give written notices to those persons who have deposited items in any central safes (excluding in-room safes), advising them of the sale of the Hotel to Purchaser and requesting the removal or verification of their contents in the safes on the Closing Date. All such removals or verifications on the Closing Date shall be under the supervision of Seller’s and Purchaser’s respective representatives. All contents which are to remain in the safes shall be recorded. Items belonging to guests who have not responded to such written notice by so removing or verifying their safe contents by the end of the day shall be recorded in the presence of the respective representatives. Any such contents so verified or recorded and thereafter remaining in the hands of Purchaser shall be the responsibility of Purchaser and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from any liability therefor. Seller hereby agrees to indemnify and hold Purchaser harmless from any liability arising from claims by guests for any loss of contents in the safes not verified or recorded on the Closing Date.

(b)
Baggage. On the Closing Date representatives of Purchaser and Seller shall take an inventory of all baggage, valises and trunks checked or left in the care of Seller at the Property. From and after the Closing Date, Purchaser shall be responsible for all baggage listed in said inventory and Purchaser hereby indemnifies and agrees to hold Seller harmless from any liability therefor. Seller shall remain liable for any negligence or malfeasance with respect to such baggage which occurred prior to the Closing Date as well as for claimed omissions from said inventory, and hereby indemnifies and agrees to hold Purchaser harmless from any liability therefor.

6.7	Pre-Closing Interim Operation.

(a)
Seller hereby covenants and agrees that between the date of this Agreement and the Closing, Seller shall use commercially reasonable efforts to cause the Hotel to be operated and maintained consistent with prior practice, it being understood that the termination of the existing franchise may have negative repercussions on the performance of the Hotel. Until the Closing Date, Seller shall be permitted to terminate or modify existing Leases, Operating Agreements and room agreements, and to enter into new leases, service contracts and room agreements on commercially reasonable terms only with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that no such consent shall be required in the case of a lease, service contract or room agreement which is terminable without penalty on not more than thirty (30) days notice. If Purchaser fails to respond to a written request for consent within seven (7) days after receipt of such request, such consent shall be deemed given. Seller shall provide Purchaser with copies of any such terminations and modifications, and new leases, service contracts and agreements promptly after the execution thereof. Except in the ordinary course of business, Seller shall not transfer to any third party or remove any FF&E from the Hotel after the date hereof, except for repair or replacement thereof with items of substantially similar quality. Seller will not take any action which will adversely affect title to the Property or cause the representations and warranties set forth in Article III above to be untrue as of the Closing Date.

(b)
Contract Defaults. If Seller shall receive written notice of any default under any lease, service contract or room agreement, including, without limitation any Operating Agreement, Lease or Space Lease, Seller shall promptly deliver a copy of said notice to Purchaser.

(c)
Transition of Management, Communications with Employees. Seller shall permit Purchaser’s transition management team to witness and review the management and operation of the Hotel during the fourteen day period that precedes the Target Closing Date. If the Target Closing Date is delayed for any reason, Purchaser shall use commercially reasonable efforts to reschedule its activities to accommodate the extension. In all instances, Purchaser shall give at least a 24-hour notice to Bharat C. Mehta and Hasu P. Shah at the Site prior entering the premises. Personnel from Purchaser’s transition management team shall have reasonable access during normal business hours to all books and records to be transferred to Purchaser, and shall have the right (at Purchaser’s expense) to establish duplicate books in order to effect a smooth transition in the ownership and management of the Hotel; provided, however, that Purchaser and its transition management team (a) shall not unreasonably interfere with the normal management and operation of the Hotel, (b) shall hold all information acquired from such books and records confidential (c) shall repair any damage to the physical condition of the Hotel caused by Purchaser, its agents or their respective employees, and (d) shall not be deemed to have assumed management responsibilities of the current management of the Hotel prior to Closing by virtue of their presence at the Hotel. Purchaser shall indemnify Seller from and against any and all loss, damage, liability, cost or expense resulting from the violation or breach of any of the covenants set forth in clauses (a) through (d) of the preceding sentence, which indemnity shall survive the Closing or the termination of this Agreement for six (6) months. All expenses of Purchaser’s transition management team, including the cost of rooms, food and beverage and other services, shall be paid by Purchaser; provided, however, that Seller will endeavor to make available to Purchaser (at no cost or expense to Purchaser) up to three (3) rooms for Purchaser’s transition management team, subject to availability. Except as expressly provided above and in Section 2.2, Purchaser shall not, through its officers, employees, managers, contractors, consultants, agents, representatives or any other person (including, without limitation, any person that conducted inspections by or on behalf of Purchaser), directly or indirectly, communicate with any Employees or any person representing any Employees involving any matter with respect to the Property, the Employees or this Agreement, without Seller’s prior consent, which consent may be withheld in Seller’s sole discretion, unless such communication is arranged by Seller. Notwithstanding anything contained in this Agreement to the contrary, it is hereby agreed that Purchaser shall only be entitled to communicate directly with Seller’s General Manager, Director of Sales, Director of Operations, and Chief Engineer, and with no other employee of the Hotel except that if Purchaser shall set up an employment center to rehire employees, it shall be allowed to communicate with any hotel employee solely for the purpose of applying for rehire. Seller agrees that Purchaser shall be allowed to set up an employment center provided that such activity takes place no earlier than 72 hours prior to the scheduled Closing without the Seller’s expressed consent. Seller shall reasonably cooperate with Purchaser in order to arrange communications, pursuant to a schedule to be reasonably agreed upon by the parties, between Purchaser and the Employees in order to allow Purchaser to interview the Employees for possible continued employment, and Purchaser shall apprise Seller from time to time as to its plans for communicating with such Employees.

(d)
Representations and Warranties. In addition to the rights and obligations conveyed pursuant to Section 2.3(c) of this Agreement, each of the parties hereto shall refrain from taking any action which knowingly violates any representation and/or warranty contained in this Agreement.

(e)
Existing Franchise License Termination. Seller shall cause Franchisor to terminate, effective on the Closing Date, the Existing Franchise License, which termination shall create no Purchaser liability as the result of the Existing Franchise License or its termination, including, without limitation, liability for the payment of any termination fee. Purchaser shall enter into a New Franchise License on the Closing Date.

(f)
No Material Changes. From and after the date hereof and up to the Closing Date, Seller shall not, without the prior written consent of Purchaser, (i) make, cause to be made, or permit to be made any material physical change to the Property or (ii) sell or otherwise dispose of any of the Property or enter into any new tenant leases.

ARTICLE 7
CONDEMNATION; RISK OF LOSS

7.1
Condemnation. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, the Seller shall give written notice thereof to the Purchaser promptly after the Seller learn or receive notice thereof. If all or a material portion of the Real Property is, or is to be, so condemned or sold, the Purchaser shall have the right to terminate this Agreement and promptly receive a full refund of the Deposit and interest thereon. If the Purchaser elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to the Purchaser at Closing. For the purposes hereof, a “material part” shall be deemed to mean any taking (i) which causes a reduction in the size of any of the buildings comprising the improvements or materially interferes with the present use and operation of any of such buildings, or (ii) which reduces the total area of the Land so that the land area available for parking is insufficient to service the Hotel thereon at maximum capacity or to provide the number of parking spaces required under current law (considering any variance to which the Hotel is entitled), or (iii) which results in the elimination of the sole or any required means of legal ingress and/or egress from the Property to public roads, no comparable, convenient, legal substitute ingress and/or egress being available.

7.2
Risk of Loss. The risk of any loss or damage to the Property prior to the Closing shall remain upon the Seller. If any such loss or damage to the Property is less than ten percent (10%) of the value of the Improvements, Purchaser shall be obligated to purchase the Property in accordance the terms of this Agreement as if the loss or damage did not occur, provided that such loss and/or damage shall be fully insured or Seller, at Closing, shall reimburse Purchaser for the balance of the cost to fully repair such loss and/or damage not fully covered by the proceeds of insurance, and provided that Seller shall have the obligation to pay the deductible on any insurance relating to the loss and/or damage, at Seller’s sole cost and expense, and all insurance proceeds and rights to proceeds arising out of such loss and/or damage shall be paid or assigned, as applicable, by Seller to the Purchaser at Closing, except if Seller fails to comply with the foregoing requirements, Purchaser shall have the right, at its sole and absolute discretion, to terminate this Agreement and promptly receive its out-of pocket expenses incurred from the date of this Agreement through the termination date. If any such loss or damage to more than ten percent (10%) of the value of the Improvements occurs prior to Closing or any loss or damage to the Property occurs prior to Closing and is uninsured or underinsured, the Purchaser shall have the right, at its sole and absolute discretion, to terminate this Agreement. If the Purchaser elects not to terminate this Agreement or in the event Closing occurs following any loss or damage, Seller shall have the obligation to pay the deductible, at its sole cost and expense, for all insurance covering such loss and/or damage, and all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to the Purchaser at Closing.

ARTICLE 8
LIABILITY OF PURCHASER; INDEMNIFICATION BY SELLER;TERMINATION RIGHTS

8.1
Liability of Purchaser. Except for any obligation expressly assumed or agreed to be assumed by the Purchaser hereunder and in the Assignment and Assumption Agreement, the Purchaser does not assume any obligation of the Seller or any liability for claims arising out of any occurrence prior to Closing. Likewise, the Seller does not assume and shall not be liable for any obligation of the Purchaser or any liability for claims arising out of any occurrence subsequent to Closing.

8.2
Indemnification by Seller. The Seller hereby indemnifies and holds the Purchaser harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses, subject to Section  10.11 that may at any time be incurred by the Purchaser, whether before or after Closing, arising out of the operations of the Hotel or use of the Property prior to the Closing Date and/or as a result of any breach or violation by the Seller of any of its representations, warranties, covenants or obligations set forth herein or in any other document delivered by the Seller pursuant hereto.

8.3
Termination by Purchaser. If any material condition set forth in this Agreement cannot or will not be satisfied immediately prior to Closing, and the Seller fails to satisfy such condition within ten (10) days after notice thereof from the Purchaser, the Seller defaults in performing any of its material obligations under this Agreement (including its obligation to sell the Property), and the Seller fails to cure any such default within ten (10) days after notice thereof from the Purchaser (except for Seller’s obligation to sell the Property at the Closing in which case no notice to cure period shall apply), or upon the occurrence of any other event that would entitle the Purchaser to terminate this Agreement and its obligations hereunder, the Purchaser, at its option, shall elect either (a) to terminate this Agreement and receive a reimbursement from Seller for Purchaser’s actual out-of-pocket costs (including, without limitation, reasonable attorney fees) incurred for due diligence and activities relating to the enforcement of Purchaser’s rights under this Agreement from the Agreement Date through the date on which it receives payment in full from Seller, and all other rights and obligations of the Seller and the Purchaser hereunder shall terminate immediately, or (b) to waive its right to terminate and, instead, to proceed to Closing, or (c) to seek specific performance of the consummation of the transaction contemplated herein.

8.4
Termination by Seller. If, prior to Closing, the Purchaser defaults in performing any of its material obligations under this Agreement and the Purchaser fails to cure any such default within ten (10) days after notice thereof from the Seller (except for Purchaser’s failure to close hereunder, in which case no notice and cure period shall apply) and Closing does not occur as a result of Purchaser’s default, then the Seller’s sole remedy for such default shall be to terminate this Agreement.

8.5	Survival of Article VIII. The provisions of this Article VIII shall survive the Closing or earlier termination of this Agreement.

ARTICLE 9
ESCROW TERMS

9.1
Any notice to or demand upon the Title Company shall be in writing and shall be sufficient only if received by the Title Company within the applicable time periods set forth herein, if any. Notices to or demands upon the Title Company shall be sent by United States mail, registered or certified, return receipt requested, postage prepaid, by facsimile transmission with printed confirmation, or overnight courier service, with respect for next day delivery, to the address set forth in Section 10.9 of this Agreement, or served personally upon the Title Company with receipt acknowledged in writing by the Title Company. Notices from the Title Company to Seller or Buyer shall be mailed to them in accordance with Section 10.9 of this Agreement.

9.2
If at any time the Title Company is uncertain of its duties hereunder or if the Title Company for any other reason is no longer willing to serve as escrow agent, the Title Company may, on notice to the parties, take such affirmative steps as it may, at its option, elect in order to terminate its duties as the Title Company.. Upon the taking by the Title Company of such action described, the Title Company shall be released of and from all liability hereunder.

9.3
The Title Company shall not incur any liability in acting upon any signature, notice, demand, request, waiver, consent, receipt or other paper or document believed by the Title Company to be genuine. The Title Company may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so, or is otherwise acting or failing to act under this Section except in the case of the Title Company's gross negligence or willful misconduct.

9.4
The terms and provisions of this Article shall create no right in any person, firm or corporation other than the parties and their respective successors and permitted assigns and no third party shall have the right to enforce or benefit from the terms hereof.

9.5	The Title Company has executed this Agreement for the sole purpose of agreeing to act as such in accordance with the terms of this Agreement.

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1
Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

10.2
Assignments. The Purchaser may assign its rights hereunder to Hersha Hospitality Trust (“HT”) or any affiliate of HT or of Purchaser (meaning at least 50% common ownership) without the consent of the Seller. No such assignment shall relieve the Purchaser of any of its obligations and liabilities hereunder. All other assignments shall require the consent of the Seller.

10.3	Successors and Assigns. The benefits and burdens of this Agreement shall inure to the benefit of and bind the Purchaser and the Seller and their permitted successors and assigns.

10.4
Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

10.5	Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

10.6
Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

10.7
Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby provided the parties realize the material benefits of this Agreement, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.8
Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation fees of attorneys, engineers and accountants.

10.9
Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to (or the date delivery is refused by) the intended recipient.

If to the Purchaser:	Hersha Hospitality Limited Partnership 510 Walnut Street, 9th Floor Philadelphia, PA 19106 Attn: Ashish R. Parikh Telephone: 215/238-1046 Facsimile: 215/238-0157

With a copy to:	Franklin Firm, LLP Penn Mutual Towers 510 Walnut Street, 9th Floor Philadelphia, PA 19106 Attn: Lok Mohapatra, Esq. Telephone: 215-238-1045 Facsimile: 267-238-1874

If to the Seller (BCM, LLC):	BCM, LLC 44 Hersha Drive Harrisburg, PA 17102 Attn: Bharat C. Mehta Telephone: (717)236-4400 Facsimile: (717)774-7383

With a copy to:	Mayur Patel, Esquire c/o Hersha Group 44 Hersha Drive Harrisburg, PA 17102 Phone: (717) 236-4400 Fax: (717) 774-7383

If to Seller (HPS Seaport, LLC):	HPS Seaport, LLC 44 Hersha Drive Harrisburg, PA 17102 Attn: Hasu P. Shah Phone: (717) 236-4400 Fax: (717) 774-7383

With a Copy to:	Mayur Patel, Esquire c/o Hersha Group 44 Hersha Drive Harrisburg, PA 17102 Phone: (717) 236-4400 Fax: (717) 774-7383

If to the Title Company:	Summit Associates. 100 Lafayette Street Third Floor New York, New York 10013 Telephone: (212) 608-5866 E-mail: lana.choy@summitassociates.net

Or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and the Escrow Agent in a manner described in this Section.

10.10	Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

10.11
Survival. All of the representations, warranties, covenants and agreements of the Seller and the Purchaser made in, or pursuant to, this Agreement shall survive for a period of twelve (12) months following the Closing Date, except as otherwise expressly provided in this Agreement, and shall not merge into the Deed or any other document or instrument executed and delivered in connection herewith.

10.12
Further Assurances. The Seller and the Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

10.13
No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Seller and Purchaser specifically established hereby.

10.14	Time of Essence. Time is of the essence with respect to every provision hereof.

10.15
Confidentiality. Purchaser and Seller and their representatives, including any professionals representing the Purchaser and Seller, shall keep the material business terms of this Agreement strictly confidential, except to the extent disclosure is compelled by law, and then only to the extent of such compulsion.

10.16
Publicity. The parties agree that no party shall contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding the business terms of this Agreement to a third party without obtaining the prior written consent of all parties. No party, or its employees with knowledge of the transactions contemplated herein, shall trade in the securities of any affiliate of Purchaser until a public announcement of the transactions contemplated by this Agreement has been made public. Notwithstanding anything in Section 10.15 and Section 10.16 to the contrary, the Purchaser and Seller shall have the right to report any information relating to this transaction required to be reported to any governmental entity, in connection with tax reporting information filed by the Purchaser or Seller with the governmental entity or as may be required by any other governmental regulatory entity without obtaining Seller’s or Purchaser’s consent.

10.17
Brokers. Seller and Purchaser hereby represent and warrant each to other that, except as set forth below, neither has discussed this Agreement or the subject matter hereof with any real estate broker or salesman so as to create any legal right in any such broker or salesman to claim a real estate commission or similar fee with respect to the purchase or sale of the Property contemplated by this Agreement. Purchaser and Seller hereby indemnify each other against, and agree to defend and hold the other harmless from any and all claims for any real estate commission or similar fees arising out of or in any way connected with any claimed agency relationship with the indemnitor and relating to the purchase and sale of the Property contemplated by this Agreement.

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IN WITNESS WHEREOF, the Seller and the Purchaser, intending to be legally bound, have caused this Agreement to be executed in their names by their respective duly-authorized representatives.

SELLER:

BCM, LLC, a New York
limited liability company

By:
Name: Bharat C. Mehta
Title: Member

SELLER:
HPS Seaport, LLC, a New York
limited liability company

By:
Name: Hasu P. Shah
Title: Member

PURCHASER:

HERSHA HOSPITALITY LIMITED PARTENRSHIP,
a Virginia limited partnership

By:	HERSHA HOSPITALITY TRUST,
a Maryland business trust, its sole general partner

By:
Name:
Title: